Exhibit 12.1

Statement re:  Computation of Ratio of Earnings to Fixed Charges

	Nine Months Ended
	September 30,		Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
		(Restated)	(Restated)	(Restated)
	(Dollars in thousands)
Consolidated income before taxes, minority interest in earnings of subsidiaries and cumulative effect adjustment (a)	$52,601	$48,631	$69,481	$39,308	$28,951	$9,453	$14,618

Interest credited to account balances	224,812	236,965	305,762	248,075	183,503	100,125	57,312

Interest expense on General Agency Commission and Servicing Agreement (a)	—	—	—	—	3,596	5,716	5,958

Interest expense on notes payable (a)	12,271	1,100	2,358	2,713	1,901	2,881	2,339

Interest expense on subordinated debt (a)	10,014	6,821	9,609	7,661	—	—	—

Interest expense on amounts due under repurchase agreements and other interest expense	6,825	2,160	3,148	1,278	1,777	1,504	3,267

Interest portion of rental expense	294	266	344	314	267	171	192

Consolidated earnings	$306,817	$295,943	$390,702	$299,349	$219,995	$119,850	$83,686

Interest credited to account balances	224,812	236,965	305,762	248,075	183,503	100,125	57,312

Interest expense on General Agency Commission and Servicing Agreement (a)	—	—	—	—	3,596	5,716	5,958

Interest expense on notes payable (a)	12,271	1,100	2,358	2,713	1,901	2,881	2,339

Interest expense on subordinated debt (a)	10,014	6,821	9,609	7,661	—	—	—

Interest expense on amounts due under repurchase agreements and other interest expense	6,825	2,160	3,148	1,278	1,777	1,504	3,267

Interest portion of rental expense	294	266	344	314	267	171	192

Combined fixed charges	$254,216	$247,312	$321,221	$260,041	$191,044	$110,397	$69,068

Ratio of consolidated earnings to fixed charges	1.2	1.2	1.2	1.2	1.2	1.1	1.2

Ratio of consolidated earnings to fixed charges excluding interest credited to account balances	2.8	5.7	5.5	4.3	4.8	1.9	2.2

(a)   On December 31, 2003, retroactive to January 1, 2003, we adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51.  During the first quarter of 2005, retroactive to January 1, 2003, we adopted FASB Staff Position No. FIN 46(R)-5 “Implicit Variable Interests under FIN 46”.  See notes 1 and 2 to our audited consolidated financial statements for December 31, 2004 and note 1 to our unaudited consolidated finanical statements for September 30, 2005.